Exhibit 10.4

REPLACEMENT CARRIER AGREEMENT

Among

OHIO CASUALTY OF NEW JERSEY, INC.

And

PROFORMANCE INSURANCE COMPANY
NATIONAL ATLANTIC HOLDINGS CORP.

Dated: December 18, 2001

i

ii

iii

REPLACEMENT CARRIER AGREEMENT

     THIS REPLACEMENT CARRIER AGREEMENT (this “Agreement”) is entered into this 18th day of December 2001, among Ohio Casualty of New Jersey, Inc., an Ohio domestic property and casualty insurance company (“OCNJ”), Proformance Insurance Company, a New Jersey domestic property and casualty insurance company (“PIC”), and National Atlantic Holdings Corp., a New Jersey corporation (“NAHC”);

WITNESSETH

     WHEREAS, the parties desire to enter into a replacement carrier agreement pursuant to which OCNJ will transfer to PIC the obligations of OCNJ to offer renewals for all (100%) of the Business (as defined herein) as of the Nonrenewal Date (as defined herein) together with consideration and fees set forth herein;

     NOW, THEREFORE, the parties hereto agree as follows:

     1. Definitions. The following terms shall have the respective meanings set forth below throughout this Agreement:

          1.1 “Block of Business” shall mean (a) all private passenger automobile business as included in the NAIC Annual Statement private passenger automobile liability and physical damage lines issued by PIC on or after the Closing Date which was produced by OCNJ Agents who are not appointed by PIC as of the Closing Date, (b) all Business which is renewed with PIC after the Closing Date which was produced by OCNJ Agents who were appointed by PIC prior to the Closing Date, and (c) all Business which is renewed with PIC after the Closing Date which was produced by Active Cancelled Agents or nonresident OCNJ agents who are appointed by PIC, regardless of when appointed by PIC.

          1.2 “Business” shall mean OCNJ’s private passenger automobile business, including assigned risk, UEZ and any associated personal umbrella endorsements thereto, written in the State of New Jersey.

          1.3 “Closing” shall mean the closing of the transactions contemplated by this Agreement.

          1.4 “Closing Date” shall mean the latter of November 1, 2001 or the date on which all conditions to the obligations of the parties to close the transactions provided for in Sections 10 and 11 have been satisfied.

          1.5 “Nonrenewal Date” shall mean the effective date set forth in the initial notice of nonrenewal of the Business, which shall be on or about 60 days after the Closing Date.

          1.6 “Nonrenewal Period” shall mean the one year period commencing on the Nonrenewal Date and ending on the first anniversary of the Nonrenewal Date.

          1.7 “OCIC” shall mean The Ohio Casualty Insurance Company, an Ohio domestic property and casualty insurance company, which is the parent corporation of OCNJ.

          1.8 “Prior Business” shall mean the Business issued on or prior to the Nonrenewal Date and all endorsements issued by OCNJ on such Business prior to and during the Nonrenewal Period.

          1.9 “Renewed Business” shall mean (a) the Business renewed or required to be renewed by PIC under this Agreement, and (b) any assignments from the PAIP (as defined in Section 2.1 below) after the Nonrenewal Date.

          1.10 “Specified Period” shall mean the period beginning on the Nonrenewal Date and ending on December 31 of the second calendar year following the calendar year in which the Nonrenewal Date occurs.

          1.11 “UEZ” shall mean urban enterprise zone policies issued as required by N.J.S.A. 17:33C-2, as implemented by N.J.A.C. 11:3-46.1 et seq.

     2. Renewal of OCNJ’s Business by PIC. Upon the terms and conditions of this Agreement:

          2.1 On the Closing Date, OCNJ shall cease issuing new private passenger automobile policies, including UEZ policies, and any associated personal umbrella endorsements thereon in New Jersey, and OCNJ shall not resume issuing new private passenger automobile policies in New Jersey until at least five (5) years after the Closing Date. However, after the Closing Date and during the Nonrenewal Period, OCNJ shall continue to issue endorsements in the ordinary course on the Business which has not yet been nonrenewed. Additionally, OCNJ shall continue to issue assigned risk policies distributed to OCNJ by the Governing Committee of the New Jersey Personal Automobile Insurance Plan (“PAIP”) pursuant to N.J.A.C. 11:3-2.11 and the PAIP Plan of Operation until the Nonrenewal Date, at which time PIC shall assume all obligations for all OCNJ assignments from the PAIP on or after the Nonrenewal Date.

          2.2 As of the Nonrenewal Date, OCNJ shall cease renewing the Business in the State of New Jersey.

          2.3 Within thirty (30) days after the date on which the last nonrenewal notice has been given by OCNJ and the last policy included within the Business has expired, an appropriate officer or other representative of OCNJ shall give notice to the New Jersey Department of Banking and Insurance (the “DOBI”) of such nonrenewal and expiration in order that the DOBI can withdraw OCNJ’s rating system.

          2.4 From and after the Nonrenewal Date, PIC shall be the replacement carrier of OCNJ for the Business within the meaning of NJAC 11:2-29.5, and PIC shall have the obligation to offer to renew the Business. PIC shall comply with all requirements as stipulated in the order issued by the DOBI (the “DOBI Order”)

approving the transactions contemplated by this Agreement. OCNJ shall comply with all requirements as stipulated in the DOBI Order.

          2.5 The parties shall jointly send to each policyholder of OCNJ written notices of nonrenewal substantially in the form of Exhibit 2.5A hereto, along with notices that offer a guaranteed option to renew their policies with PIC in the form of Exhibit 2.5B. All of such notices shall be approved by the DOBI and the parties prior to mailing.

          2.6 OCNJ shall retain all rights and obligations related to the Prior Business, including but not limited to all unpaid claims (whether reported or unreported) and all unearned premium reserves. Neither PIC nor NAHC shall assume any debts, liabilities or obligations of OCNJ or its affiliates with respect to the Prior Business (other than the renewal, UEZ and assigned risk obligations referred to herein), and all such debts, liabilities and obligations shall be and remain the responsibility of OCNJ or its affiliates, as the case may be.

          2.7 Except only as specifically set forth in Section 2.6 of this Agreement, PIC shall be solely responsible for all rights and obligations related to the Renewed Business. OCNJ shall not assume any debts, liabilities or obligations of PIC, NAHC or any of its or their respective affiliates, and all debts, liabilities and obligations shall be and remain the responsibility of PIC, NAHC and its or their respective affiliates, as the case may be. The sole and exclusive monetary obligation of OCNJ arising out of this Agreement and the transactions contemplated by this Agreement shall be the consideration and fees to be paid by OCNJ to PIC and NAHC under Sections 3 and 16.2 hereof. Without limiting the generality of the foregoing, OCNJ shall have no duties or liabilities whatsoever with respect to any policyholders of PIC (and/or any claimants of such policyholders) regarding the Renewed Business, and nothing contained in this Agreement shall create or be deemed to create any third party beneficiary or other or similar rights in any such policyholders and/or claimants against OCNJ.

          2.8 PIC shall renew the Business on a basis by which PIC will not interfere with any of the expiration rights of the current agents of OCNJ. PIC will offer to appoint all of OCNJ’s active resident agents who have written the Business (the “OCNJ Agents”), and will give them a reasonable time to become equity owners of NAHC. Further, PIC shall offer limited appointments to OCNJ active cancelled agents (the “Active Cancelled Agents”) for purposes of servicing their existing books at the time of cancellation by OCNJ, and PIC shall offer limited appointments to OCNJ non-resident active agents with twenty (20) or more New Jersey private passenger automobile policies in force on the Closing Date for purposes of servicing their existing books as of the Closing Date. PIC shall send to each OCNJ Agent written notice substantially in the form of Exhibit 2.8A hereto, informing the agent of this Agreement and encouraging him, her or it to accept the appointment of PIC. PIC shall send to each Active Cancelled Agent written notice substantially in the form of Exhibit 2.8B hereto, informing the agent of this Agreement and encouraging him, her or it to accept the limited appointment of PIC for purposes of servicing his, her or its existing book at the time of cancellation by OCNJ. OCNJ shall send to each OCNJ Agent and each Active Cancelled Agent written notice substantially in the form of Exhibit 2.8C hereto, informing the agent of this Agreement and terminating the appointment of the agent by OCNJ.

     3. Consideration. If and only if the Closing occurs:

          3.1 Payments by OCNJ. Recognizing the New Jersey Department of Banking and Insurance requirement that the business be supported with adequate surplus, OCNJ shall pay to PIC $40,600,000, to be paid in twelve (12) equal monthly installments payable by wire transfer, with the first payment to be made on the Nonrenewal Date and subsequent payments on the tenth (10th) business day of each month following the Nonrenewal Date.

          3.2 Certain Potential Additional Payments by OCNJ and Dividend Restrictions on PIC.

               (a) For the Specified Period, there will be no dividends paid by PIC in excess of dividends necessary to service and/or pay-off indebtedness of NAHC which was in existence as of the date of this Agreement and disclosed on Schedule 3.2(a). Any dividends in excess of this limit shall result in a dollar-for-dollar reduction in the $15,600,000 aggregate limit described in Section 3.2(b).

               (b) For the Specified Period, OCNJ shall pay to PIC additional sums of money as are necessary to reduce PIC’s premium-to-surplus ratio to not less than 2.5 to 1 on the “Block of Business” as defined herein and calculated in (c) below, subject to an aggregate limit of $15,600,000. Said additional sums shall be calculated and paid annually within forty-five (45) days of the due date of the NAIC Insurance Expense Exhibit (the “NAIC IEE”) for each calendar year in the Specified Period.

               (c) (1) The Block of Business premium-to-surplus ratio will be calculated according to the technique described on the worksheet attached as Schedule 3.2(c). (2) For purposes of calculating (1) above, if the total of the amounts shown on Schedule 3.2(c), column (D), lines 23, 25, 27 and 29, minus column (D), line 31, exceeds 30% of column (D), line 1 of Schedule 3.2(c), then the amount of column (F), line 41 on Schedule 3.2(c) shall be increased by the following amount: (i) add column (F), lines 23, 25, 27 and 29, and subtract column (F), line 31, and then (ii) subtract 30% of column (F), line 1 from the amount calculated under (i).

               (d) The calculation in (c) above shall exclude the effect of any reinsurance transactions, any reserve adjustments, any provisions for loss and/or loss adjustment expenses, any extraordinary expenses (including, without limitation, deferred compensation and employee bonuses) or any other actions or transactions that will or could result in a material reduction in income during the Specified Period with a related increase in income subsequent to the end of the Specified Period.

               (e) The references in this Section 3.2 to columns and lines are to the NAIC IEE and Annual Statement for the year 2000 and to the analogous or corresponding columns of the NAIC IEE and Annual Statement for subsequent years.

     3.3 Termination of Funding Obligations. Any and all payment and funding obligations of OCNJ under Sections 3.1 and 3.2 shall terminate immediately upon the earliest to occur of:

               (a) PIC and/or NAHC voluntarily enter into any rehabilitation, receivership, conservation or liquidation proceeding under either federal bankruptcy law or any state insurance law;

               (b) A court of competent jurisdiction or any insurance regulator, with or without the consent of PIC and/or NAHC, places PIC and/or NAHC, or subjects substantially all of its or their assets, to rehabilitation, receivership, conservation, liquidation, or delinquency proceeding (other than administrative supervision), under either federal bankruptcy law or any state insurance law;

               (c) Any material breach or default by PIC or NAHC of their representations, warranties and covenants in this Agreement; or

               (d) The satisfaction of all payment and funding obligations of OCNJ under Sections 3.1 and 3.2.

     4. Closing. The Closing shall take place at the offices of Vorys, Sater, Seymour and Pease LLP, Atrium Two, Suite 2100, 221 East Fourth Street, Cincinnati, Ohio 45201 (or at such other place as the parties may mutually agree), on the Closing Date. The Closing Date may be changed by mutual agreement of the parties. If the Closing Date is so changed, all references to the Closing Date in this Agreement shall refer to the changed date.

     5. Closing Deliveries.

          5.1 Closing Deliveries by OCNJ. At the Closing, OCNJ will deliver or cause to be delivered to PIC and NAHC:

               (a) the DOBI Order, which shall be acceptable in form and substance to OCNJ, PIC and NAHC;

               (b) a certificate of OCNJ in the form of Exhibit 5.1(b), certifying as to the accuracy of OCNJ’s representations and warranties as of the Closing Date and that OCNJ has performed and complied with all of the terms, provisions and conditions to be performed and complied with by it at or before the Closing Date;

               (c) a certificate of OCNJ in the form of Exhibit 5.1(c), certifying as to certain corporate matters, together with all of the attachments referred to therein; and

               (d) such other certificates and documents as PIC, NAHC and their counsel may reasonably request.

          5.2 Closing Deliveries by PIC and NAHC. At the Closing, PIC and NAHC will deliver or cause to be delivered to OCNJ:

               (a) a certificate of PIC and NAHC in the form of Exhibit 5.2(a), certifying as to the accuracy of PIC’s and NAHC’s representations and warranties as of the Closing Date and that PIC and NAHC have performed and complied with all of the terms, provisions and conditions to be performed and complied with by them at or before the Closing Date;

               (b) certificates of PIC and NAHC in the forms of Exhibit 5.2(b), certifying as to certain corporate matters, together with all of the attachments referred to therein; and

               (c) such other certificates and documents as OCNJ and their counsel may reasonably request.

          5.3 Form and Substance of Documents. The documents and instruments referred to in Sections 5.1 and 5.2 shall be in form and substance satisfactory to counsel for the party to whom they are delivered.

     6. Representations and Warranties by OCNJ. OCNJ represents and warrants, to PIC and NAHC that the following representations and warranties are true as of the date of this Agreement and will be true as of the Closing Date:

          6.1 Corporate Organization. OCNJ is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation, and OCNJ has the corporate power and authority to carry on the business now being conducted by it.

          6.2 Authorization; Enforceability. OCNJ has the requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and under each of the other documents to be executed by it in connection with this Agreement, as the case may be. The execution and delivery by OCNJ of this Agreement and of the other documents to be executed in connection with this Agreement, and the performance by OCNJ of its obligations hereunder and thereunder, have been duly authorized by all necessary corporate action on the part of OCNJ. This Agreement has been duly executed and delivered by OCNJ and, subject to the due execution and delivery hereof by PIC and NAHC, is a valid and binding obligation of OCNJ, enforceable against OCNJ in accordance with its terms. As of the Closing Date, each agreement to be executed and delivered by OCNJ in connection with this Agreement will have been duly executed and delivered by OCNJ and, subject to the due execution and delivery of such agreements by PIC and NAHC, each agreement to be executed and delivered by OCNJ in connection with this Agreement is a valid and binding obligation of OCNJ, as the case may be, enforceable against OCNJ, as the case may be, in accordance with its terms.

          6.3 No Violation. Neither the execution, delivery nor performance of this Agreement by OCNJ, nor the consummation of any of the transactions provided for in this Agreement, (a) will violate or conflict with any provision of the Articles or

Certificate of Incorporation or Code of Regulations or Bylaws of OCNJ, or (b) will result in any material breach of or default under any provision of any contract or agreement of any kind to which OCNJ is a party or by which OCNJ is bound or to which the properties or assets of OCNJ are subject.

          6.4 Litigation. There are no actions, suits, proceedings or investigations, either at law or in equity, or before any commission or other administrative authority in any United States or foreign jurisdiction, of any kind now pending or threatened or proposed in any manner, or any circumstances which could reasonably form the basis of any such action, suit, proceeding or investigation, except for those actions, proceedings, investigations or inquiries which would not have a material adverse effect on OCNJ, involving OCNJ or any of its properties or assets that (a) questions the validity of this Agreement, or (b) seeks to delay, prohibit or restrict in any manner any action taken or contemplated to be taken by OCNJ under this Agreement.

          6.5 Brokers. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by OCNJ directly with PIC and NAHC and in such manner as not to give rise to any valid claim against OCNJ for a finder’s fee, brokerage commission or like payment.

          6.6 Disclosure. There is no event, occurrence or failure to disclose on the part of OCNJ that would result in the breach of any representation or warranty made by OCNJ herein.

     7. Representations and Warranties by PIC and NAHC. PIC and NAHC, jointly and severally, represent and warrant, to OCNJ that the following representations and warranties are true as of the date of this Agreement and will be true as of the Closing Date:

          7.1 Corporate Organization. Each of PIC and NAHC is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation, and each of PIC and NAHC has the corporate power and authority to carry on the business now being conducted by it.

          7.2 Authorization; Enforceability. Each of PIC and NAHC has the requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and under each of the other documents to be executed by it in connection with this Agreement, as the case may be. The execution and delivery by PIC and NAHC of this Agreement and of the other documents to be executed by them in connection with this Agreement, and the performance by PIC and NAHC of their respective obligations hereunder and thereunder, have been duly authorized by all necessary corporate action on the part of PIC and NAHC. This Agreement has been duly executed and delivered by each of PIC and NAHC and, subject to the due execution and delivery hereof by PIC and NAHC, is a valid and binding obligation of PIC and NAHC, enforceable against PIC and NAHC in accordance with its terms. As of the Closing Date, each agreement to be executed and delivered by PIC and NAHC in connection with this Agreement will have been duly executed and delivered by PIC and NAHC and, subject to the due execution and delivery of such agreements by OCNJ, each agreement to be executed and delivered by PIC and NAHC in connection with this Agreement is a valid and binding obligation of PIC and NAHC, as the case may be, enforceable against PIC and NAHC, as the case may be, in accordance with its terms.

          7.3 No Violation. Neither the execution, delivery or performance of this Agreement by PIC or NAHC, nor the consummation of any of the transactions provided for in this Agreement, (a) will violate or conflict with any provision of the Articles or Certificate of Incorporation or Code of Regulations or Bylaws of PIC or NAHC, or (b) will result in any material breach of or default under any provision of any contract or agreement of any kind to which either PIC or NAHC is a party or by which either PIC or NAHC is bound or to which the properties or assets of PIC or NAHC are subject.

          7.4 Litigation. Except for the defaults on indebtedness disclosed on Schedule 7.4, and except for those actions, proceedings, investigations or inquiries which would not have a material adverse effect on PIC or NAHC, there are no actions, suits, proceedings or investigations, either at law or in equity, or before any commission or other administrative authority in any United States or foreign jurisdiction, of any kind now pending or threatened or proposed in any manner, or any circumstances which could reasonably form the basis of any such action, suit, proceeding or investigation, involving PIC or NAHC or any of their respective properties or assets that (a) questions the validity of this Agreement, or (b) seeks to delay, prohibit or restrict in any manner any action taken or contemplated to be taken by PIC or NAHC under this Agreement.

          7.5 Brokers. Except as set forth on Schedule 16.2 referred to below, all negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by PIC and NAHC directly with OCNJ and in such manner as not to give rise to any valid claim against PIC or NAHC for a finder’s fee, brokerage commission or like payment.

          7.6 Financial Statements.

               (a) PIC previously has delivered to OCNJ true and complete copies of its (i) annual audited statements as filed with the DOBI for the calendar years 1998, 1999 and 2000, (ii) quarterly unaudited statements as filed with the DOBI as of and for the calendar quarters ended March 31 and June 30, 2001, and (iii) NAIC Insurance Expense Exhibits as filed with the DOBI for the calendar years 1998, 1999, and 2000 (collectively, the “PIC Financial Statements”).

               (b) NAHC previously has delivered to OCNJ true and complete copies of its (i) annual audited financial statements for the years ended 1998, 1999 and 2000, and (ii) quarterly unaudited financial statements as and for the calendar quarters ended March 31 and June 30, 2001 (collectively, the “NAHC Financial Statements”).

               (c) Each of the PIC Financial Statements and NAHC Financial Statements are in accordance with the books and records of each of PIC and NAHC, respectively, have been prepared in accordance with statutory accounting principles (“SAP”) or generally accepted accounting principles (“GAAP”), respectively, applied on a consistent basis throughout the periods covered by such statements, and present fairly the financial position of PIC and NAHC, and the results of their operations, for the periods covered.

               (d) There is no debt, liability, commitment or obligation of any kind, character or nature whatsoever, whether known or unknown, choate or inchoate, secured or unsecured, accrued, fixed, absolute, contingent or otherwise, and whether due or to become due (collectively, “Liabilities”) other than those which are disclosed in the PIC Financial Statements and/or NAHC Financial Statements, other than Liabilities that, either individually or in the aggregate, are not material to the financial conditions and/or operations of either PIC or NAHC.

               (e) Each of the financial statements to be delivered by PIC and NAHC to OCNJ under Section 9.6 of this Agreement shall be in accordance with the books and records of PIC and NAHC, respectively, shall be prepared in accordance with SAP or GAAP, respectively, applied on a consistent basis throughout the periods covered by such financial statements, and shall present fairly the financial position of PIC and NAHC, and the results of their operations, for the periods covered.

          7.7 Reinsurance and Related Matters. Neither PIC nor NAHC has entered into any reinsurance transactions, made any reserve adjustments, established a provision for loss and/or loss adjustment expenses, incurred or obligated itself to incur any extraordinary expenses (including, without limitation, deferred compensation or employee bonuses) and/or taken any other actions or entered into any other transactions that will or could result in a material reduction in income during the Specified Period.

          7.8 Disclosure. There is no event, occurrence or failure to disclose on the part of either PIC or NAHC that would result in the breach of any representation or warranty made by PIC or NAHC herein.

     8. Covenants of OCNJ. OCNJ covenants and agrees with PIC and NAHC as follows:

          8.1 Access, Information, Documents, Data and Information Services.

               (a) Subject to Section 9.3 and until the first anniversary of the Nonrenewal Date, OCNJ will give to PIC and NAHC and to their agents and representatives (including, but not limited to, accountants, lawyers and appraisers) full and complete access during normal working hours to any and all of the books, records and other documents of OCNJ relating to the Business, to enable PIC and NAHC to make such examination of the books, records and other documents of OCNJ as PIC and NAHC may determine; provided, however, that this Section 8.1(a) shall not obligate OCNJ to disclose information subject to attorney-client privilege relating to this Agreement and the transactions contemplated hereunder.

               (b) Subject to Section 9.3 and until the first anniversary of the Nonrenewal Date, OCNJ will provide to PIC, at no cost to PIC, such data of OCNJ as is required by PIC for underwriting purposes with respect to the Business, in the format shown on Exhibit 8.1(b). In the event that OCNJ should agree, from time to time or at any time, at the request of PIC or NAHC, to provide other data or other information services to PIC or NAHC, OCNJ shall be entitled to reimbursement from PIC and NAHC for all direct and indirect costs and expenses (including, without limitation, all employee costs and expenses) associated with providing such other data or other information services. PIC and NAHC shall reimburse OCNJ for such costs and expenses within fifteen (15) days after the end of the month in which such costs and expenses are incurred by OCNJ. Upon notice to PIC specifying in reasonable detail the basis for such set-off, OCNJ may set-off any amount to which it may be entitled under this Section 8.1(b) against amounts otherwise payable under this Agreement. The exercise of such right of set-off by OCNJ in good faith, whether or not ultimately determined to be justified, will not constitute an event of default under this Agreement. Neither the exercise of nor the failure to exercise such right of set-off will constitute an election of remedies or limit OCNJ in any manner in the enforcement of any other remedies that may be available to it.

          8.2 Consents and Approvals. OCNJ shall use its best efforts to obtain prior to the Closing all consents, authorizations and approvals under all statutes, laws, ordinances, regulations, rules, judgments, decrees and orders of any court or governmental agency, board, bureau, body, department or authority or of any other person required to be obtained by OCNJ in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.

          8.3 Confidential Information. OCNJ shall exert reasonable efforts, at least as stringent as those employed by it for the preservation and maintenance of its own proprietary information and trade secrets, to preserve and maintain all proprietary information and trade secrets of PIC and NAHC and its affiliates received or confirmed in documentary form by OCNJ from PIC or NAHC and its affiliates and shall not disclose to any third person or use any such proprietary information or trade secret for personal advantage, except that OCNJ shall be free to use and disclose all or any of such proprietary information and trade secrets which (i) were already in its possession at the time of disclosure to it, (ii) are a matter of public knowledge, (iii) have been or are hereafter published other than through OCNJ, or (iv) are lawfully obtained by OCNJ from a third person without restrictions of confidentiality.

     9. Covenants of PIC and NAHC.

          9.1 No Dividends. For the Specified Period, no dividends shall be paid by PIC in excess of dividends necessary to service and/or pay-off indebtedness of NAHC existing as of the date first herein above written and disclosed on Schedule 3.2(a).

          9.2 Withdrawal Plan. Each of PIC and NAHC shall cooperate with OCNJ to ensure that OCNJ will be granted a waiver by the Commissioner of the DOBI pursuant to N.J.A.C. 11:2-29.3(a) obviating the requirement that OCNJ file a formal plan of withdrawal from the business of private passenger automobile insurance in accordance with N.J.A.C. 11:2-29.4. The covenants of PIC and NAHC contained in this Section 9.2 shall survive the Closing.

          9.3 Confidential Information.

               (a) Each of PIC and NAHC shall exert reasonable efforts, at least as stringent as those employed by it for the preservation and maintenance of its own proprietary information and trade secrets, to preserve and maintain all proprietary information and trade secrets of OCNJ and its affiliates received or confirmed in documentary form by PIC or NAHC from OCNJ and its affiliates and shall not disclose to any third person or use any such proprietary information or trade secret for personal advantage, except that PIC and NAHC shall be free to use and disclose all or any of such proprietary information and trade secrets which (i) were already in its possession at the time of disclosure to it, (ii) are a matter of public knowledge, (iii) have been or are hereafter published other than through PIC or NAHC, or (iv) are lawfully obtained by PIC or NAHC from a third person without restrictions of confidentiality.

               (b) Each of PIC and NAHC shall take all actions, if any, required under the Gramm-Leach-Bliley Act and all New Jersey notice and confidentiality statutes and regulations, including, without limitation, N.J.S.A. 17:23A-4(a)(2) and N.J.S.A. 17:23A-13, with respect to the transfer by OCNJ to PIC and/or NAHC of policyholder information related to the Business. Each of PIC and NAHC agrees to provide notices required by N.J.S.A. 17:23A-4, if any, and not to disclose any policyholder information obtained from OCNJ unless the disclosure would otherwise be permitted by (i) N.J.S.A. 17:23A-13 if made by an “insurance institution,” “agent” or “insurance support organization,” as those terms are defined in N.J.S.A. 17:23A-2, (ii) the limits on reuse imposed by Section 502(c) of the Gramm-Leach-Bliley Act, and (iii) the privacy statement of OCIC and its insurance affiliates, a copy of which is attached hereto as Exhibit 9.3(b).

               (c) The covenants of PIC and NAHC contained in this Section 9.3 shall survive the Closing.

          9.4 Consents and Approvals. Each of PIC and NAHC shall use their best efforts to obtain prior to the Closing all consents, authorizations and approvals under all statutes, laws, ordinances, regulations, rules, judgments, decrees and orders of any court or governmental agency, board, bureau, body, department or authority or of any other person required to be obtained by PIC and NAHC in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.

          9.5 Reinsurance and Related Matters. Neither PIC nor NAHC will enter into any reinsurance transactions, make any reserve adjustments, establish a provision for loss and/or loss adjustment expenses, incur or obligate itself to incur any extraordinary expenses (including, without limitation, deferred compensation or employee bonuses) and/or take any other actions or enter into any other transactions that will or could result in a material reduction in income during the Specified Period.

          9.6 Financial Statements.

               (a) For the quarter ending September 30, 2001, and for each quarter thereafter through and including the quarter in which the Closing occurs, each of NAHC and PIC shall provide to OCNJ, within forty-five (45) days after the end of each quarter, unaudited financial statements of NAHC and PIC, consisting of a balance sheet (and the notes thereto) as of the end of such quarter and a statement of income and retained earnings and changes in financial position (and the notes thereto) for that quarter and for the portion of the year then ended.

               (b) For the calendar month in which the Closing occurs and for each of the next twelve calendar months thereafter, each of NAHC and PIC shall provide to OCNJ, within thirty (30) days after the end of each calendar month, unaudited financial statements of NAHC and PIC, consisting of a balance sheet (and the notes thereto) as of the end of such month and a statement of income and retained earnings and changes in financial position (and the notes thereto) for that month and for the portion of the year then ended.

          9.7 Annual Data. For the period ending on December 31 of any year that includes a portion of the Specified Period, PIC shall provide to OCNJ, by no later than the due date of the NAIC IEE, all data needed for purposes of the calculation of net written premiums shown on Part II column 1 (Premium Written) of PIC’s NAIC IEE, as provided for by Section 3.2(c) hereof, including, without limitation, the list of premium volume by agent for purposes of such calculation.

          9.8 Investment Policy. Commencing as of the Closing Date and continuing until the expiration of the Specified Period, PIC shall invest its assets only in accordance with the investment guidelines set forth in attached Exhibit 9.8.

          9.9 Use of Proceeds. Commencing as of the Closing Date and continuing until the expiration of the Specified Period, PIC shall use all (100%) of the funds transferred to it by OCNJ pursuant to Section 3 of this Agreement solely and exclusively for the purpose of supporting the Renewed Business and to service and/or pay-off indebtedness of NAHC disclosed on Schedule 3.2(a), as permitted under Sections 3.2(a) and 9.1. Without limiting the generality of the foregoing, PIC shall not otherwise, directly or indirectly, (a) use any of such funds to support the operations of NAHC and/or any of its subsidiaries or affiliates, including but not limited to, Capital Mutual Insurance Co., and/or (b) sell, transfer or otherwise assign or cause to be sold, transferred or otherwise assigned any of such funds in any way whatsoever (including, but not limited to, by dividend, distribution or other similar means or methods) to NAHC and/or any of its subsidiaries or affiliates.

          9.10 Access, Information and Documents. At any time, and from time to time, PIC and NAHC will give to OCNJ and its agents and representatives (including, but not limited to, accountants, lawyers and appraisers) full and complete access during normal working hours to any and all of the books, records and other documents of PIC, NAHC and their respective affiliates, for any and all purposes related to this Agreement and the transactions contemplated hereunder, including, without limitation, for the purpose of calculating and confirming the amounts of the payments required to be made by OCNJ by Section 3.2. The covenants of PIC and NAHC contained in this Section 9.10 shall survive the Closing.

     10. Conditions Precedent to Obligations of OCNJ. The obligations of OCNJ to close the transactions contemplated by this Agreement are subject to the fulfillment prior to or at the Closing of the following conditions:

          10.1 Performance of PIC and NAHC. There shall not be any material error, misstatement or omission in the representations and warranties made by PIC or NAHC in this Agreement; all representations and warranties by PIC and NAHC contained in this Agreement or in any written statement delivered by PIC and NAHC to OCNJ or any of its affiliates pursuant to this Agreement shall be true in all material respects at and as of the Closing as though such representations and warranties were made at and as of said time; and each of PIC and NAHC shall have materially performed and complied with all the terms, provisions and conditions of this Agreement to be performed and complied with by PIC and NAHC at or before the Closing.

          10.2 Regulatory Consents and Approvals. OCNJ and OCIC shall have obtained all consents, authorizations and approvals under all statutes, laws, ordinances, regulations, rules, judgments, decrees and orders of any court or governmental agency, board, bureau, body, department or authority or of any other person required to be obtained by OCNJ and OCIC, including, but not limited to, the Ohio Department of Insurance and the DOBI, as the case may be, in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, which approvals will permit OCNJ to cease issuing new private passenger automobile policies as of the Closing Date and commence issuance of notices of non-renewal as of the Nonrenewal Date on terms acceptable to OCNJ.

          10.3 Requirements Imposed by Regulatory Authorities. Any terms and conditions that may be imposed on the transactions contemplated by this Agreement by the Ohio Department of Insurance or the DOBI shall be acceptable to OCNJ, in its sole discretion.

          10.4 Withdrawal. The Commissioner of the DOBI shall have granted a waiver to OCNJ pursuant to N.J.A.C. 11:2-29.3(a) obviating the requirement that OCNJ file a formal plan of withdrawal from the business of private passenger automobile insurance in New Jersey in accordance with N.J.A.C. 11:2-29.4.

          10.5 Due Diligence. OCNJ shall be satisfied with the results of its due diligence investigation of the financial condition, businesses, prospects and operations of PIC and NAHC.

          10.6 Third Party Consents. OCNJ and its affiliates shall have secured approval or consent from all necessary third parties, including, without limitation, all lenders.

          10.7 Board of Directors. The Boards of Directors of OCNJ and OCIC shall have approved of the terms and conditions of this Agreement and the transactions contemplated by this Agreement.

          10.8 Fairness Opinion. OCNJ shall have secured an opinion (or other assurance acceptable to OCNJ) from its investment bankers regarding the fairness of the transactions contemplated by this Agreement.

          10.9 Employee Transition Agreement. OCIC, PIC and NAHC shall have executed and delivered the Employee Transition Agreement in the form of Exhibit 10.9 (the “Employee Transition Agreement”).

          10.10 Subscription Agreement. OCIC and NAHC shall have executed and delivered the Subscription Agreement in the form of Exhibit 10.10 (the “Subscription Agreement”).

          10.11 Non-Competition Agreement. OCNJ, OCIC, PIC and NAHC shall have executed and delivered the Non-Competition Agreement in the form of Exhibit 10.11 (the “Non-Competition Agreement”).

     11. Conditions Precedent to Obligations of PIC and NAHC. The obligations of PIC and NAHC to close the transactions contemplated by this Agreement are subject to the fulfillment prior to or at the Closing of the following conditions:

          11.1 Performance of OCNJ. There shall not be any material error, misstatement or omission in the representations and warranties made by OCNJ in this Agreement; all representations and warranties by OCNJ contained in this Agreement or in any written statement delivered by OCNJ to PIC or NAHC pursuant to this Agreement shall be true in all material respects at and as of the Closing as though such representations and warranties were made at and as of said time; and OCNJ shall have materially performed and complied with all the terms, provisions and conditions of this Agreement to be performed and complied with by OCNJ at or before the Closing.

          11.2 Regulatory Consents and Approvals. PIC and NAHC shall have obtained all consents, authorizations and approvals under all statutes, laws, ordinances, regulations, rules, judgments, decrees and orders of any court or governmental agency, board, bureau, body, department or authority or of any other person required to be obtained by PIC and NAHC, including, but not limited to, the Ohio Department of Insurance and the DOBI, as the case may be, in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, which approvals shall be on terns acceptable to PIC and NAHC.

          11.3 Requirements Imposed by Regulatory Authorities. Any terns and conditions that may be imposed on the transactions contemplated by this Agreement by the Ohio Department of Insurance or the DOBI shall be acceptable to PIC and NAHC, in their sole discretion.

          11.4 Due Diligence. PIC and NAHC shall be satisfied with the results of their due diligence investigation of the Business and financial condition of OCNJ.

          11.5 Third Party Consents. PIC and NAHC and each of their respective affiliates shall have secured approval or consent from all necessary third parties.

          11.6 Board of Directors. The Board of Directors of PIC and NAHC shall have approved of the terms and conditions of this Agreement and the transactions contemplated by this Agreement.

          11.7 Employee Transition Agreement. OCIC, PIC and NAHC shall have executed and delivered the Employee Transition Agreement.

          11.8 Subscription Agreement. OCIC and NAHC shall have executed and delivered, and closed the transactions contemplated by, the Subscription Agreement.

          11.9 Non-Competition Agreement. OCIC, OCNJ, PIC and NAHC shall have executed and delivered the Non-Competition Agreement.

     12. Termination.

          12.1 Termination Events. This Agreement may, by notice given prior to or at the Closing, be terminated:

               (a) by either OCNJ, on the one hand, or PIC and NAHC, on the other hand, if a material inaccuracy in or breach of, or any material failure to perform or comply with, any representation, warranty, covenant, obligation or other provision of this Agreement has been committed by the other party or parties and such breach or failure has not been waived;

               (b) by mutual consent of the parties; or

               (c) by any party if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before December 31, 2001, or such later date as the parties may agree upon.

          12.2 Effect of Termination. Each party’s right of termination under Section 12.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies.

If this Agreement is terminated pursuant to Section 12.1, all further obligations of the parties under this Agreement shall terminate, except that the obligations in Sections 9.3 and 13.5 shall survive; provided, however, that if this Agreement is terminated by a party because of such breach or failure by the other party or because one or more of the conditions to the terminating party’s obligations under this Agreement is not satisfied as a result of the other party’s failure to comply with its obligations under this Agreement, the terminating party’s right to pursue all legal remedies will survive such termination unimpaired.

     13. Survival of Representations and Warranties; Indemnification.

          13.1 Survival of Representations and Warranties. All representations and warranties contained in Section 6 and Section 7 shall survive the Closing for a period of three years from and after the Nonrenewal Date.

          13.2 Indemnification Obligations of OCNJ. Subject to the terms and conditions of this Section 13, OCNJ agrees to indemnify and hold PIC and NAHC harmless against any and all losses, costs and expenses (including, without limitation, legal and other expenses) resulting from or relating to:

               (a) any material misrepresentation or breach of any warranty of OCNJ contained in this Agreement or in any schedule of OCNJ or any certificate delivered by OCNJ at the Closing;

               (b) any material breach of any covenant of OCNJ contained in this Agreement, including but not limited to the covenants set forth in Section 2.6 hereof;

               (c) the Prior Business (excluding any UEZ quotas and assignments from the PAIP after the Nonrenewal Date); and

               (d) and any and all actions, suits, demands, assessments or judgments with respect to any claim arising out of or relating to the subject matter of the indemnification.

          13.3 Indemnification Obligations of PIC and NAHC. Subject to the terms and conditions of this Section 13, PIC and NAHC, jointly and severally, agree to indemnify and hold OCNJ harmless against any and all losses, costs and expenses (including, without limitation, legal and other expenses) resulting from or relating to:

               (a) any material misrepresentation or breach of any warranty of PIC or NAHC contained in this Agreement or in any schedule of PIC or NAHC or any certificate delivered by PIC or NAHC at the Closing;

               (b) any material breach of any covenant of PIC or NAHC contained in this Agreement, including but not limited to the covenants set forth in Section 2.7 hereof;

               (c) the Renewed Business (including any UEZ quotas and assignments from the PAIP after the Nonrenewal Date); and

               (d) and any and all actions, suits, demands, assessments or judgments with respect to any claim arising out of or relating to the subject matter of the indemnification.

          13.4 Procedure for Indemnification Claims. The respective indemnification obligations of the parties pursuant to Sections 13.2 and 13.3 shall be conditioned upon compliance by the other parties with the following procedures for indemnification claims based upon or arising out of any claim, action or proceeding by any person not a party to this Agreement:

               (a) If at any time a claim shall be made or threatened, or an action or proceeding shall be commenced or threatened, against a party hereto (the “Aggrieved Party”) which could result in liability of the other party (the “Indemnifying Party”) under its indemnification obligations hereunder, the Aggrieved Party shall give to the Indemnifying Party prompt notice of such claim, action or proceeding. Such notice shall state the basis for the claim, action or proceeding and the amount thereof (to the extent such amount is determinable at the time when such notice is given) and shall permit the Indemnifying Party to assume the defense of any such claim, action or proceeding (including any action or proceeding resulting from any such claim). Failure by the Indemnifying Party to notify the Aggrieved Party of its election to defend any such claim, action or proceeding within a reasonable time, but in no event more than fifteen days after notice thereof shall have been given to the Indemnifying Party, shall be deemed a waiver by the Indemnifying Party of its right to defend such claim, action or proceeding; provided, however, that the Indemnifying Party shall not be deemed to have waived its right to contest and defend against any claim of the Aggrieved Party for indemnification hereunder based upon or arising out of such claim, action or proceeding.

               (b) If the Indemnifying Party assumes the defense of any such claim, action or proceeding, the obligation of the Indemnifying Party as to such claim, action or proceeding shall be limited to taking all steps necessary in the defense or settlement thereof and, provided the Indemnifying Party is held to be liable for indemnification hereunder, to holding the Aggrieved Party harmless from and against any and all losses, damages and liabilities caused by or arising out of any settlement approved by the Indemnifying Party or any judgment or award rendered in connection with such claim, action or proceeding. The Aggrieved Party may participate, at its expense, in the defense of such claim, action or proceeding provided that the Indemnifying Party shall direct and control the defense of such claim, action or proceeding. The Aggrieved Party agrees to cooperate and make available to the Indemnified Party all books and records and such officers, employees and agents as are reasonably necessary and useful in connection with the defense. The Indemnifying Party shall not, in the defense of such claim, action or proceeding, consent to the entry of any judgment or award, or enter into any settlement, except in either event with the prior consent of the Aggrieved Party, which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Aggrieved Party of a release from all liability in respect of such claim, action or proceeding.

               (c) If the Indemnifying Party does not assume the defense of any such claim, action or proceeding, the Aggrieved Party may defend against such claim, action or proceeding in such manner as it may deem appropriate. The Indemnifying Party agrees to cooperate and make available to the Aggrieved Party all books and records and such officers, employees and agents as are reasonably necessary and useful in connection with the defense. If the Indemnifying Party, within ten days after notice shall have been given to it by the Aggrieved Party of the latter’s intention to effect a settlement of any such claim, action or proceeding, which notice shall describe with particularity the terms of any such proposed settlement, shall not deposit with an escrow mutually satisfactory to the Aggrieved Party and the Indemnifying Party a sum equivalent to the total amount demanded in such claim, action or proceeding or deliver to the Aggrieved Party a surety bond or an irrevocable letter of credit for such sum in form and substance reasonably satisfactory to the Aggrieved Party, then the Aggrieved Party may settle such claim, action or proceeding on the terms detailed in its notice to the Indemnifying Party, and the Indemnifying Party shall be deemed to have agreed to the terms of such settlement and shall not thereafter in any proceeding by the Aggrieved Party for indemnification question the propriety of such settlement. If the Indemnifying Party makes an escrow deposit or delivers a surety bond or letter of credit as aforesaid and thereafter the Aggrieved Party settles such claim, action or proceeding, then in any proceeding by the Aggrieved Party for indemnification in the event the Indemnifying Party is held liable for indemnification hereunder, the Aggrieved Party shall have the burden of proving the amount of such liability of the Indemnifying Party, and the amount of the payments made in settlement of any claim, action or proceeding shall not be determinative as between the Aggrieved Party and the Indemnifying Party of the amount of such indemnification liability, except that the amount of the settlement payments shall constitute the maximum amount of the indemnification liability of the Indemnifying Party. Such escrow deposit, surety bond or letter of credit shall by their respective terms be payable to the Aggrieved Party in an amount determined in accordance with the last sentence of this paragraph (c) and in the event the Indemnifying Party is held liable for indemnification hereunder. If the Indemnifying Party neither makes an escrow deposit or delivers a surety bond or letter of credit as aforesaid, so that no settlement of such claim, action or proceeding is effected, in any proceeding by the Aggrieved Party for indemnification in the event the Indemnifying Party is held liable for indemnification hereunder, such liability shall be for the amount of any judgment or award rendered with respect to such claim or in such action or proceeding and of all expenses, legal and otherwise, incurred by the Aggrieved Party in the defense against such claim, action or proceeding.

               (d) In the event an Aggrieved Party or Indemnifying Party shall cooperate in the defense or make available books, records, officers, employees or agents, as required by the terms of paragraphs (b) and (c), respectively, of this Section 13.4 the party to which such cooperation is provided shall pay the out-of-pocket costs and expenses (including legal fees and disbursements) of the party providing such cooperation and of its officers, employees and agents reasonably incurred in connection with providing such cooperation, but shall not be responsible to reimburse the party providing such cooperation for such party’s time or the salaries or costs of fringe benefits or other similar expenses paid by the party providing such cooperation to its officers and employees in connection therewith.

          13.5 Right of Set-Off. Upon notice to the Indemnifying Party specifying in reasonable detail the basis for such set-off, an Aggrieved Party may set-off any amount to which it may be entitled under this Section 13 against amounts otherwise payable to the Indemnifying Party under this Agreement. Neither the exercise of nor the failure to exercise such right of set-off will constitute an election of remedies or limit the Aggrieved Party in any manner in the enforcement of any other remedies that may be available to it.

     14. Disclosures. Because the shares of OCNJ’s ultimate parent corporation, Ohio Casualty Corporation (“OCC”), are publicly traded, OCC may be required to make public disclosure of this Agreement and the transactions contemplated by this Agreement. Each of PIC and NAHC shall cooperate fully with OCC and OCNJ, making such public disclosures as OCC and OCNJ conclude from time to time are necessary and appropriate under the circumstances.

     15. Names. No party to this Agreement shall use the name or any trademark, trade name, logo or service mark of any other party or any of their respective affiliates in any manner, without the prior written consent of the applicable party.

     16. Miscellaneous.

          16.1 Assurance of Further Action. From time to time after the Closing, each party (at its own expense), shall execute and deliver, or cause to be executed and delivered, to the other parties such further documents and take such other action as the other parties may reasonably request in order to more effectively consummate the transactions contemplated hereby.

          16.2 Expenses. If and only if the transaction closes, and subject to OCNJ’s review of the consulting arrangement, as identified on Schedule 16.2, OCNJ shall reimburse PIC for all reasonable success fees, which will not exceed $822,000, incurred by it and paid to unaffiliated third parties in connection with the transactions contemplated by this Agreement, with OCNJ, in its sole discretion, determining whether and in what amounts any such fees may or may not be reasonable. This reimbursement shall be paid in twelve (12) equal monthly installments on the first business day of each month by wire transfer, concurrently with the payments to be made under Section 3.1 hereof. Except as set forth in the preceding sentence or elsewhere in this Agreement, each party shall bear its own legal, accounting, administrative and other costs and expenses incurred by it in connection with the preparation and negotiation of this Agreement and the terms and provisions of this Agreement.

          16.3 Waiver. The parties hereto may by written agreement (i) extend the time for or waive or modify the performance of any of the obligations or other acts of the parties hereto, or (ii) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement.

          16.4 Notices. All notices, requests or other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered or mailed first class certified mail, postage prepaid, addressed as follows:

If to OCNJ, to:

Ohio Casualty of New Jersey, Inc. 9450 Seward Road Fairfield, Ohio 45014 Attention: Debra K. Crane, Esq. Senior Vice President and General Counsel

With a copy to:

James A. Yano, Esq. Vorys, Sater, Seymour and Pease LLP 52 East Gay Street Columbus, Ohio 43215

If to PIC, to:

Proformance Insurance Company 303 West Main Street Freehold, New Jersey 07728 Attention: James V. Gorman Chairman and CEO

With a copy to:

John M. Pellecchia, Esq. Riker, Danzig, Sherer, Hyland & Perretti LLP 50 West State Street, Suite 1010 Trenton, New Jersey 08608-1220

If to NAHC, to:

National Atlantic Holdings Corp. 303 West Main Street Freehold, New Jersey 07728 Attention: James V. Gonnan Chairman and CEO

With a copy to:

John M. Pellecchia, Esq. Riker, Danzig, Sherer, Hyland & Perretti LLP 50 West State Street, Suite 1010 Trenton, New Jersey 08608-1220

or to such other address as may have been furnished in writing to the party giving the notice by the party to whom notice is to be given.

          16.5 Entire Agreement. Except only for the Confidentiality Agreement and its Addendum among the parties dated June 15, 2001 (which shall survive the execution of this Agreement and the Closing contemplated hereby), this Agreement supersedes all prior agreements among the parties with respect to its subject matter (including, but not limited to, the non-binding letter of intent among the parties dated September 10, 2001). This Agreement embodies the entire agreement among the parties and there have been and are no agreements, representations or warranties, oral or written among the parties other than those set forth or provided for in this Agreement. This Agreement may not be modified or changed, in whole or in part, except by a supplemental agreement signed by each of the parties.

          16.6 Rights Under this Agreement; Nonassignability. This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and assigns, but shall not be assignable by any party without the prior written consent of the other parties, which may be withheld in their sole discretion. Nothing contained in this Agreement is intended to confer upon any person, other than the parties to this Agreement and their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

          16.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio, without regard to conflict of law principles. The parties agree that any dispute regarding this Agreement shall be submitted to the state or federal courts located in Hamilton County, Ohio, and each of PIC and NAHC hereby consent to the exercise of jurisdiction by any such court over it.

          16.8 Headings: References to Sections, Exhibits and Schedules. The headings of the Sections, Paragraphs and Subparagraphs of this Agreement are solely for convenience and reference and shall not limit or otherwise affect the meaning of any of the terms or provisions of this Agreement. The references herein to Sections, Exhibits and Schedules, unless otherwise indicated, are references to Sections of and Exhibits and Schedules to this Agreement. All Exhibits and Schedules referred to in this Agreement are incorporated herein by reference and made a party hereof.

          16.9 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but which together constitute one and the same instrument.

[Remainder of page intentionally left blank]

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers, effective as of the day and year set forth above.

OHIO CASUALTY OF NEW JERSEY, INC.

By:	/s/ Elizabeth M. Riczko

Printed Name: Elizabeth M. Riczko
Title: Executive Vice President & COO

PROFORMANCE INSURANCE COMPANY

By:

Printed Name:

Title:

NATIONAL ATLANTIC HOLDINGS CORP.

By:

Printed Name:

Title:

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers, effective as of the day and year set forth above.

OHIO CASUALTY OF NEW JERSEY, INC.

By:

Printed Name:

Title:

PROFORMANCE INSURANCE COMPANY

By:	/s/ James V. Gorman

Printed Name: James V. Gorman
Title: Chief Executive Officer

NATIONAL ATLANTIC HOLDINGS CORP.

By:	/s/ James V. Gorman

Printed Name: James V. Gorman
Title: Chief Executive Officer

LIST OF EXHIBITS AND SCHEDULES

TO
REPLACEMENT CARRIER AGREEMENT

Exhibits	Description
2.5A (OCNJ)	Notice of Nonrenewal

2.5B (PIC)	Guaranteed Option to Renew

2.8A (PIC)	PIC’s Notice to OCNJ Agents

2.8B (PIC)	PIC’s Notice to Active Cancelled Agents

2.8C (OCNJ)	OCNJ’s Notice to OCNJ Agents and Active Cancelled Agents

5.1(b) (OCNJ)	Certificate of OCNJ of Representations and Warranties

5.1(c) (OCNJ)	Certificate of OCNJ Certifying Certain Corporate Matters

5.2(a) (PIC)	Certificate of PIC and NAHC of Representations and Warranties

5.2(b) (PIC)	Certificate of PIC and NAHC Certifying Certain Corporate Matters

8.1(b) (OCNJ)	Format of Data

9.3(b) (OCNJ)	Privacy Statement of OCIC and its Insurance Affiliates

9.8 (PIC)	Investment Guidelines

10.9 (OCIC)	Employee Transition Agreement

10.10 (PIC)	Subscription Agreement

10.11 (OCIC)	Non-Competition Agreement

Schedules	Description
3.2(a) (PIC)	NAHC Indebtedness

3.2(c) (OCIC)	Worksheet

7.4 (PIC)	Defaults on Indebtedness

16.2 (PIC)	Consulting Arrangements